Exhibit 23.4

NETHERLAND, SEWELL
& ASSOCIATES, INC.

     CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of National Fuel Gas Company to be filed on or about March 17, 2009, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 16, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL &
ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive
Officer

Dallas, Texas
March 17, 2009